EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Quarterly Results

TOWNSHIP OF WASHINGTON, N.J., Oct. 22, 2014 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") reported net income of $10.2 million for the three months ended September 30, 2014, as compared to net income of $10.4 million for the corresponding 2013 period. Earnings per share were $0.24 per basic and diluted share in both periods.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be November 7, 2014 and the payment date will be November 21, 2014.

"I am proud to report our progress toward achieving strategic objectives for the quarter," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We delivered strong growth in deposits and loans, and maintained our repricing discipline regarding our loan originations. In addition, income remained robust. Our annualized return on assets was 1.27%." Mr. Lynch continued: "We are focused on the continued execution of our business plan goals as the best way to deliver long term shareholder value."

Comparison of Operating Results

Net Income

Net income decreased $210,000 to $10.2 million for the quarter ended September 30, 2014, from $10.4 million for the corresponding 2013 quarter.  The primary cause of the slightly decreased net income was lower prepayment penalty income, partially offset by decreased tax expense. Our annualized return on average assets was 1.27% for the quarter ended September 30, 2014, and 1.47% for the quarter ended September 30, 2013.

Interest Income

The components of interest income changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2014		2013			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 29,727	4.66%	$ 30,061	5.28%	$ (334)	$ 273,676	-0.62%
Dividends on FHLB stock	476	3.89%	439	4.15%	37	6,616	-0.26%
Interest on securities AFS	17	1.88%	51	1.69%	(34)	(8,465)	0.19%
Interest on MBS HTM	364	2.24%	242	2.39%	122	24,544	-0.15%
Interest on MBS AFS	1,783	1.98%	1,341	1.80%	442	61,945	0.18%
Interest on federal funds sold and short term investments	2	0.25%	5	0.25%	(3)	(5,014)	--%
Total interest income	$ 32,369	4.27%	$ 32,139	4.80%	$ 230	$ 353,302	-0.53%

The Company's primary strategic business objective remains the organic growth of multifamily and commercial real estate loans. The average balance of the loan portfolio increased $273.7 million for the three months ended September 30, 2014 versus the comparable 2013 period. On a linked quarter basis (September 30, 2014 versus June 30, 2014), the average balance of loans grew $113.3 million, an annualized growth rate of 18.6%. The growth was achieved through originations. Loan originations totaled $146.8 million for the three months ended September 30, 2014. The yield on the loan portfolio decreased 62 basis points for the quarter ended September 30, 2014 versus the comparable 2013 period. On a linked quarter basis, the yield on the loan portfolio decreased 13 basis points. These decreases continued a trend of decreased yield on loans and were primarily attributable to the impact of current market rates on new originations as well as refinancings, prepayments and repricings. Competition for multifamily and commercial real estate loan originations has increased significantly and the spread has decreased versus alternative costs of funds. The market rates on new originations are below the average yield of the loan portfolio. The vast majority of our multifamily and commercial real estate loan originations reprice in five years or less. This discipline offers greater interest rate risk protection but provides lower yields than loans with longer fixed rate terms. A portion of the decrease in yield is also attributable to prepayment penalties, which significantly impacted both periods but were appreciably higher in the 2013 period. Prepayment penalties totaled $947,000 in the 2014 period versus $1.8 million in the 2013 period. Prepayment penalties boosted annualized loan yield by 15 basis points in the 2014 period and 31 basis points in the 2013 period. The Company has increased its level of investments since the 2013 period. The combined average balances of the investment categories (mortgage-backed securities available for sale and held to maturity, and securities available for sale) increased $78.0 million for the three months ended September 30, 2014, versus the comparable 2013 period, and the yield increased 15 basis points over that same period.

Interest Expense

The components of interest expense changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2014		2013			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 94	0.23%	$ 98	0.23%	$ (4)	$ (7,566)	--%
Money market	526	0.49%	497	0.49%	29	17,418	--%
Checking accounts	479	0.43%	438	0.45%	41	63,448	-0.02%
Time deposits	1,515	1.04%	991	0.87%	524	130,010	0.17%
Total deposits	2,614	0.65%	2,024	0.57%	590	203,310	0.08%
Borrowings	5,805	2.36%	5,522	2.68%	283	161,067	-0.32%
Total interest expense	$ 8,419	1.29%	$ 7,546	1.35%	$ 873	$ 364,377	-0.06%

Strong deposit growth remains a strategic objective of the Company. As detailed above, the average balance of deposits increased significantly for the quarter ended September 30, 2014 versus the comparable 2013 period. The average balance of deposits increased $72.6 million when measured versus the quarter ended June 30, 2014, which represents an annualized growth rate of 18.8%. The most significant increases have been in time deposits. The Company has implemented a successful strategy whereby premium deposits rates are paid on certain time deposits if the customer has a core account relationship with the Company. This strategy has also allowed the Company to extend the duration of certain time deposit accounts. A component of the growth in the September 2014 quarter is due to brokered deposits. The average balance of such funds increased $17.2 million versus the associated average balance for the comparable 2013 period, and $12.9 million versus the associated average balance for the quarter ended June 30, 2014. The Company intends to continue its usage of brokered deposits.

Net Interest Income Before Provision for Loan Losses

Net interest income decreased by $643,000 to $24.0 million for the three months ended September 30, 2014, from $24.6 million for the three months ended September 30, 2013. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
September 30, 2014	$ 23,950	2.98%	3.16%	$ 23,003	2.86%	3.04%
June 30, 2014	23,756	3.08%	3.27%	22,871	2.96%	3.15%
March 31, 2014	24,462	3.28%	3.48%	23,258	3.11%	3.31%
December 31, 2013	24,312	3.38%	3.60%	22,418	3.10%	3.32%
September 30, 2013	24,593	3.45%	3.67%	22,801	3.18%	3.41%

The Company's spread and margin have been significantly impacted by prepayment penalties. Due to this situation, the chart above details results with and without the impact of prepayment penalties. While prepayment penalty income is expected to continue, there are likely to be significant fluctuations in the level of prepayment income. The chart above that excludes prepayment penalties provides a truer representation of what is occurring in the portfolio. There were 10 and 11 basis points of compression in spread and margin, respectfully, for the quarter ended September 30, 2014 versus the prior quarter. The Company's spread and margin are under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit and borrowing costs; promotional interest costs to attract new deposit customers; and increases in borrowing costs for the long term borrowings. The rates on new loan originations are being impacted by increased competition. The spread on new loan rates versus external sources of funds have decreased over the past year. In addition, the Company typically originates loans that have a reset period of 5 years or less. Such loans generally bear a lower rate of interest versus loans with a longer reset period. Due to these factors, compression is expected to continue.

The Company's net interest income and net interest rate spread were both negatively impacted in both periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $249,000 and $303,000 for the three months ended September 30, 2014 and 2013, respectively.

Provision for Loan Losses

The Company recorded provisions for loan losses of $200,000 for the three months ended September 30, 2014 as compared to $300,000 for the three months ended September 30, 2013. A rollforward of the allowance for loan losses for the three months ended September 30, 2014 and 2013 is presented below:

	Quarter ended
	Sept. 30,
	2014	2013
	(Dollars in thousands)
Balance at beginning of period	$31,401	$31,381
Provisions charged to operations	200	300
Recoveries of loans previously charged off	1	12
Loans charged off	33	29
Balance at end of period	$31,569	$31,664

Allowance for loan losses to total loans	1.20%	1.36%
Net charge-offs (annualized) to average loans outstanding	0.005%	0.003%

Delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the level of provision for loan losses. In addition, improvements in general economic and business conditions have impacted the level of provisioning by decreasing the necessary level of general allowances.

Delinquency and non performing asset information is provided below:

	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 4,926	$ 3,411	$ 2,755	$ 8,912	$ 13,465
60 - 89 days past due	689	214	1,256	1,601	1,105
Nonaccrual	18,983	17,972	16,937	19,866	23,760
Total	$ 24,598	$ 21,597	$ 20,948	$ 30,379	$ 38,330

Non Performing Asset Totals
Nonaccrual loans, per above	$ 18,983	$ 17,972	$ 16,937	$ 19,866	$ 23,760
Real Estate Owned	3,850	3,850	3,965	4,033	1,937
Total	$ 22,833	$ 21,822	$ 20,902	$ 23,899	$ 25,697

Nonaccrual loans to total loans	0.72%	0.71%	0.70%	0.82%	1.02%
Delinquent loans to total loans	0.94%	0.85%	0.86%	1.26%	1.65%
Non performing assets to total assets	0.71%	0.69%	0.70%	0.81%	0.91%

Total delinquent and nonaccrual loans increased slightly at September 30, 2014 versus June 30, 2014. The primary cause of the increase was the nonaccrual classification of a $4.3 million commercial real estate loan. While this loan has paid as agreed since inception, a decrease in the collateral value necessitated an impairment reserve. The Company classifies all collateral dependent loans with impairment reserves as nonaccrual regardless of their delinquency status. This loan is current in all respects. Of the $19.0 million of loans classified as nonaccrual at September 30, 2014, only $9.1 million were 90 days or more past due. Absent the impact of the $4.3 million loan described above, total nonaccrual loans would have decreased $3.3 million during the quarter ended September 30, 2014.

In addition to the $4.3 million loan, there are five nonaccrual loans with balances greater than $1.0 million at September 30, 2014. These loans are discussed below:

  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $246,000 impairment reserve remains against this loan as of September 30, 2014. Oritani is pursuing legal remedies and a foreclosure date has been set for the fourth calendar quarter of 2014.
  A $2.4 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of September 30, 2014. The borrower is in bankruptcy. The bankruptcy court recently auctioned the property and the winning bid was for $4.65 million. The Company currently expects that all amounts due will be paid in full in conjunction with the sale. The timing of the sale is controlled by the bankruptcy court. Regular payments have continued on this loan, including a small amount toward the delinquent balance.
   A $1.5 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. A total of $163,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of September 30, 2014, no impairment reserve was necessary. The Company continues to pursue legal remedies. A sheriff's sale is currently scheduled for the fourth calendar quarter of 2014.
  A $1.4 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. A total of $292,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of September 30, 2014, no impairment reserve was necessary. This loan and the loan described directly above have the same borrower. The Company continues to pursue legal remedies on this loan also. A sheriff's sale is currently scheduled for the fourth calendar quarter of 2014.
  A $1.1 million loan on a lot and auto showroom in Bergen County, NJ. The loan is classified as an impaired TDR. A modification/extension agreement was reached with the borrower during the quarter ended December 31, 2013. The loan has paid as agreed since the agreement. In accordance with the results of the impairment analysis for this loan, a $407,000 impairment reserve was maintained against this loan as of September 30, 2014.

There are twenty other multifamily/commercial real estate loans, totaling $5.7 million, classified as nonaccrual at September 30, 2014. The largest of these loans has a balance of $975,000.

There are seven other residential loans, totaling $839,000, classified as nonaccrual at September 30, 2014. The largest of these loans has a balance of $334,000.

Other Income

Other income increased by $444,000 to $2.0 million for the three months ended September 30, 2014, from $1.6 million for the three months ended September 30, 2013.  Net income from investments in real estate joint ventures increased by $558,000 to $848,000 for the three months ended September 30, 2014, from $290,000 for the three months ended September 30, 2013. As discussed in prior public releases, issues related to flooding at one commercial property had decreased occupancy and income. This situation impacted the September 2013 results. These issues have been resolved as a new grocery anchor tenant is in place and fully operational. Results for the 2014 period include certain prior period rents.

Operating Expenses

Operating expenses increased by $484,000 to $10.1 million for the three months ended September 30, 2014, from $9.6 million for the three months ended September 30, 2013. The increase was primarily due to increases in compensation, payroll taxes and fringe benefits, and real estate owned ("REO") operations. Compensation, payroll taxes and fringe benefits increased by $149,000 to $7.2 million for the three months ended September 30, 2014, from $7.1 million for the three months ended September 30, 2013. The increase is primarily due to normal growth in payroll costs. REO operations expense increased by $216,000 to $139,000 for the three months ended September 30, 2014, versus income of $77,000 for the three months ended September 30, 2013. Income was realized in the 2013 period primarily because of a deficiency judgment recovery on a previous REO property. Our efficiency ratio was 38.7% for the quarter ended September 30, 2014, and 36.6% for the quarter ended September 30, 2013.

Income Tax Expense

Income tax expense for the three months ended September 30, 2014 was $5.5 million on pre-tax income of $15.7 million, resulting in an effective tax rate of 35.3%.   Income tax expense for the three months ended September 30, 2013 was $5.9 million on pre-tax income of $16.3 million, resulting in an effective tax rate of 36.3%.  The decreased rate in 2014 was primarily due to the furtherance of various strategies.

Comparison of Financial Condition at September 30, 2014 and June 30, 2014

Total Assets.  Total assets increased $76.8 million to $3.22 billion at September 30, 2014, from $3.14 billion at June 30, 2014, an annualized growth rate of 9.8%.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $261,000 to $18.7 million at September 30, 2014, from $18.9 million at June 30, 2014.

Net Loans. Loans, net increased $75.3 million to $2.58 billion at September 30, 2014, from $2.50 billion at June 30, 2014. The annualized growth rate for the quarter was 12.0%.

Mortgage-backed Securities available for sale. Mortgage-backed securities AFS decreased $38.2 million to $338.9 million at September 30, 2014, from $377.1 million at June 30, 2014. The Company has been classifying the majority of new purchases as held to maturity.

Mortgage-backed Securities held to maturity. Mortgage-backed securities HTM increased $47.3 million to $79.7 million at September 30, 2014, from $32.4 million at June 30, 2014.

Bank Owned Life Insurance. BOLI was relatively stable during the quarter, increasing $513,000 to $68.6 million at September 30, 2014, from $68.1 million at June 30, 2014. However, $20.0 million of additional BOLI investments were made in October 2014.

Real Estate Owned. REO was stable during the quarter. The balance at both September 30, 2014 and June 30, 2014 was $3.9 million. The balance consists of 4 properties.

Deposits. Deposits increased $97.7 million to $1.68 billion at September 30, 2014, from $1.58 billion at June 30, 2014. The annualized growth rate for the quarter was 24.7%. A substantial portion of the growth over the quarter was due to brokered deposits. Such funds increased $55.8 million over the quarter ended September 30, 2014. The annualized growth rate for the quarter, absent the impact of brokered deposits, was 10.6%. Robust deposit growth is a strategic objective of the Company.

Borrowings. Borrowings decreased $9.5 million to $958.0 million at September 30, 2014, from $967.4 million at June 30, 2014.

Stockholders' Equity. Stockholders' equity decreased $6.4 million to $519.9 million at September 30, 2014, from $526.3 million at June 30, 2014. The decrease was primarily due to repurchases and dividends, partially offset by net income and the proceeds from the exercise of stock options. During the September 30, 2014 quarter, 682,078 shares of stock were repurchased at a total cost of $10.2 million and an average cost of $14.95 per share. Based on our September 30, 2014 closing price of $14.09 per share, the Company stock was trading at 121.5% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2014 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	June 30,
Assets	2014	2014
	(unaudited)	(audited)
Cash on hand and in banks	$ 11,279	$ 17,490
Federal funds sold and short term investments	7,389	1,441
Cash and cash equivalents	18,668	18,931

Loans, net	2,579,162	2,503,894
Securities available for sale, at fair value	1,922	7,058
Mortgage-backed securities held to maturity, fair value of $79,285 and $32,539 at September 30, 2014 and June 30, 2014, respectively	79,712	32,422
Mortgage-backed securities available for sale, at fair value	338,865	377,079
Bank Owned Life Insurance (at cash surrender value)	68,567	68,054
Federal Home Loan Bank of New York stock ("FHLB"), at cost	47,288	49,046
Accrued interest receivable	11,134	10,214
Investments in real estate joint ventures, net	6,836	6,391
Real estate held for investment	959	917
Real estate owned	3,850	3,850
Office properties and equipment, net	14,520	14,675
Deferred tax assets	35,849	34,705
Other assets	9,642	12,964
Total Assets	$ 3,216,974	$ 3,140,200

Liabilities

Deposits	$ 1,678,685	$ 1,580,975
Borrowings	957,956	967,443
Advance payments by borrowers for taxes and insurance	16,121	16,105
Official checks outstanding	2,710	6,684
Other liabilities	41,653	42,701
Total liabilities	2,697,125	2,613,908

Stockholders' Equity

Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 44,819,654 shares outstanding at September 30, 2014 and 45,499,332 shares outstanding at June 30, 2014.	562	562
Additional paid-in capital	502,837	504,434
Unallocated common stock held by the employee stock ownership plan	(24,007)	(24,331)
Restricted Stock Awards	(8,292)	(12,086)
Treasury stock, at cost; 11,425,411 shares at September 30, 2014 and 10,745,733 shares at June 30, 2014.	(150,615)	(140,451)
Retained income	198,683	195,970
Accumulated other comprehensive income, net of tax	681	2,194
Total stockholders' equity	519,849	526,292
Total Liabilities and Stockholders' Equity	$ 3,216,974	$ 3,140,200

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Operations
Three Months Ended September 30, 2014 and 2013
(In thousands, except share data)

	Three months ended
	September 30,
	2014	2013
	unaudited	unaudited
Interest income:
Mortgage loans	$ 29,727	$ 30,061
Dividends on FHLB stock	476	439
Securities available for sale	17	51
Mortgage-backed securities held to maturity	364	242
Mortgage-backed securities available for sale	1,783	1,341
Federal funds sold and short term investments	2	5
Total interest income	32,369	32,139

Interest expense:
Deposits	2,614	2,024
Borrowings	5,805	5,522
Total interest expense	8,419	7,546

Net interest income before provision for loan losses	23,950	24,593

Provision for loan losses	200	300
Net interest income after provision for loan losses	23,750	24,293

Other income:
Service charges	223	272
Real estate operations, net	353	373
Net income (loss) from investments in real estate joint ventures	848	290
Bank-owned life insurance	512	500
Net loss on sale of assets	—	(44)
Net (loss) gain on sale of securities	(2)	97
Other income	73	75
Total other income	2,007	1,563

Other expenses:
Compensation, payroll taxes and fringe benefits	7,224	7,075
Advertising	90	90
Office occupancy and equipment expense	729	729
Data processing service fees	463	435
Federal insurance premiums	388	315
Real estate owned operations	139	(77)
Other expenses	1,024	1,003
Total other expenses	10,057	9,570

Income before income tax expense	15,700	16,286
Income tax expense	5,539	5,912
Net income	$ 10,161	$ 10,374

Income per basic common share	$ 0.24	$ 0.24
Income per diluted common share	$ 0.24	$ 0.24

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	September 30, 2014			September 30, 2013
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,549,869	$ 29,727	4.66%	$ 2,276,193	$ 30,061	5.28%
Federal Home Loan Bank Stock	48,971	476	3.89%	42,355	439	4.15%
Securities available for sale	3,608	17	1.88%	12,073	51	1.69%
Mortgage backed securities held to maturity	65,019	364	2.24%	40,475	242	2.39%
Mortgage backed securities available for sale	359,549	1,783	1.98%	297,604	1,341	1.80%
Federal funds sold and short term investments	3,292	2	0.25%	8,306	5	0.25%
Total interest-earning assets	3,030,308	32,369	4.27%	2,677,006	32,139	4.80%
Non-interest-earning assets	161,167			139,378
Total assets	$ 3,191,475			$ 2,816,384

Interest-bearing liabilities:
Savings deposits	161,124	94	0.23%	168,690	98	0.23%
Money market	426,493	526	0.49%	409,075	497	0.49%
Checking accounts	450,329	479	0.43%	386,881	438	0.45%
Time deposits	583,070	1,515	1.04%	453,060	991	0.87%
Total deposits	1,621,016	2,614	0.65%	1,417,705	2,024	0.57%
Borrowings	985,392	5,805	2.36%	824,325	5,522	2.68%
Total interest-bearing liabilities	2,606,408	8,419	1.29%	2,242,030	7,546	1.35%
Non-interest-bearing liabilities	61,488			50,331
Total liabilities	2,667,896			2,292,361
Stockholders' equity	523,579			524,023
Total liabilities and stockholders' equity	$ 3,191,475			$ 2,816,384

Net interest income		$ 23,950			$ 24,593
Net interest rate spread (2)			2.98%			3.45%
Net interest-earning assets (3)	$ 423,900			$ 434,976
Net interest margin (4)			3.16%			3.67%
Average of interest-earning assets to interest-bearing liabilities		116.26%			119.40%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400